EXHIBIT 3.2

RESTATED CERTIFICATE OF INCORPORATION

OF

INTERMETRO COMMUNICATIONS, INC.

INTERMETRO COMMUNICATIONS, INC., a Delaware corporation, hereby certifies that:

1.	The name of the Corporation is InterMetro Communications, Inc. The date of filing its original Certificate of Incorporation with the Secretary of State was May 10, 2006.

2.	The Restated Certificate of Incorporation of the Corporation attached hereto as Exhibit 1 (the “Restated Certificate”), which is incorporated herein by this reference and which restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation has been duly adopted by the Corporation’s Board of Directors, a majority of the stockholders and a majority (or such greater proportion as otherwise required by the Certificate of Incorporation of this Corporation) of each series of each class entitled to vote thereon as a class or series of a class in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the Corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: June 23, 2006	INTERMETRO COMMUNICATIONS, INC.

	By:	/s/ LAURA MURTAGH

Name:	Laura Murtagh
Title:	Corporate Secretary

File Stamp

June 23 2006

Exhibit 1

RESTATED CERTIFICATE OF INCORPORATION

OF

INTERMETRO COMMUNICATIONS, INC.

ARTICLE I

The name of this Corporation shall be: InterMetro Communications, Inc.

ARTICLE II

The name of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, and the address of the registered agent at that address is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware Corporation Law”).

ARTICLE IV

A. Capitalization. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Sixty Million (60,000,000) shares, consisting of (a) Fifty Million (50,000,000) shares of Common Stock, par value $0.001 per share (“Common Stock”), and (b) Ten Million (10,000,000) shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).

B. Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is authorized to provide, by resolution, for one or more series of Preferred Stock to be comprised of authorized but unissued shares of Preferred Stock. Except as may be required by law, the shares in any series of Preferred Stock need not be identical to any other series of Preferred Stock. Before any shares of any such series of Preferred Stock are issued, the Board of Directors shall fix, and is hereby expressly empowered to fix, by resolution, rights, preferences and privileges of, and qualifications, restrictions and limitations applicable to, such series.

The Board of Directors is authorized to increase the number of shares of the Preferred Stock designated for any existing series of Preferred Stock by a resolution adding to such series authorized and unissued shares of the Preferred Stock not designated for any other series of Preferred Stock. The Board of Directors is authorized to decrease the number of shares of the Preferred Stock designated for any existing series of Preferred Stock by a resolution, subtracting from such series unissued shares of the Preferred Stock designated for such series.

C. Series A and Series A-1 Preferred Stock. The rights, preferences, privileges and restrictions of the Corporation’s Series A and Series A-1 Preferred Stock are as set forth in Exhibit A, which is incorporated herein.

D. Series B Preferred Stock. The rights, preferences, privileges and restrictions of the Corporation’s Series B Preferred Stock are as set forth in Exhibit B, which is incorporated herein.

E. Common Stock.

1. Except as otherwise required by law, and subject to any special voting rights which may be granted to any additional series of Preferred Stock in the Board of Directors resolutions which create such series, each holder of Common Stock shall be entitled to one vote for each share of Common Stock standing in such holder’s name on the records of the Corporation on each matter submitted to a vote of the stockholders. Holders of Common Stock shall not have the right to cumulative voting in the election of directors of the Corporation.

2. Subject to the rights of the holders of the Preferred Stock if any, the holders of the Common Stock shall be entitled to receive such dividends and other distributions, in cash, securities or property of the Corporation, as may be declared thereon from time to time by the Board of Directors, out of the assets and funds of the Corporation legally available therefor.

F. General.

1. Subject to the foregoing provisions of this Certificate of Incorporation, the Corporation may issue shares of its Preferred Stock and Common Stock from time to time for such consideration (in any form, but not less in value than the par value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix such consideration in its absolute and uncontrolled discretion subject to the foregoing conditions. Shares of Preferred Stock or Common Stock so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be subject to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

2. The Corporation shall have authority to create and grant rights and options entitling their holders to purchase or otherwise acquire shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights and options shall be evidenced by instruments approved by the Board of Directors. The Board of Directors shall be empowered to set the exercise price, duration, times for exercise and other terms of such options or rights; provided, however, that the consideration to be received (which may be in any form permitted by the Board of Directors) for any shares of capital stock subject thereto shall have a value not less than the par value thereof.

ARTICLE V

A. Management. The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors of the Corporation. The number of directors which shall constitute the entire Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation, subject to any restrictions that may be set forth in this Certificate of Incorporation.

B. Election and Term of Directors. The directors of the Corporation shall be classified, with respect to the time for which they hold office, into three classes as nearly equal in number as possible: one class the term of which expires at the second annual meeting of stockholders that is held after the first organizational meeting of the Board of Directors, a second class the term of which expires at the third annual meeting of stockholders that is held after the first organizational meeting of the Board of Directors and a third class the term of which expires at the fourth annual meeting of stockholders that is held after the first organizational meeting of the Board of Directors, with any director in each such class to hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal from office in accordance with this Certificate of Incorporation, any applicable law or pursuant to an order of a court. If the number of directors is changed by the Board of Directors, then any newly-created directorships or any decrease in directorships shall be so apportioned among such classes as to make all such classes as nearly equal in number as possible; provided, however, that no decrease in the number of directors shall shorten the term of any incumbent director. At each annual meeting of the stockholders of the Corporation, subject to the rights of the holders of any class or series of capital stock having a preference over Common Stock as to dividends or upon liquidation, the successors of the class of directors the term of which expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders of the Corporation held in the third year following the year of such election.

C. Vacancies on the Board of Directors. Any vacancy on the Board of Directors resulting from death, resignation, removal or other cause and any newly created directorship resulting from any increase in the authorized number of directors between meetings of the stockholders shall be filled only by the affirmative vote of a majority of all of the directors then in office, even though less than a quorum, and any director so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred or the new directorship was created and until a successor is duly elected and qualified or until his or her earlier death, resignation or removal from office in accordance with this Certificate of Incorporation, any applicable law or pursuant to an order of a court.

D. Removal of Directors. Any director or the entire Board of Directors may be removed from office at any time but only for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all outstanding shares of capital stock of the Corporation then entitled to vote in an election of directors of the Corporation voting as a single class.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the percentage of holders of capital stock as set forth in the Bylaws.

ARTICLE VII

The election of directors at an annual or special meeting of stockholders of the Corporation need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or an officer of the Corporation against expenses (including, without limitation, attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred thereby in connection with such action, suit or proceeding to the fullest extent permitted by the Delaware Corporation Law and any other applicable law as shall be from time to time in effect. Such right of indemnification shall not be deemed to be exclusive of any rights to which any such director or officer may otherwise be entitled. The provisions of this Article VIII shall be deemed to constitute a contract between the Corporation and each director and officer of the Corporation serving in such capacity at any time while this Article VIII is in effect, and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

ARTICLE IX

To the fullest extent permitted by the Delaware Corporation Law, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages. In furtherance thereof, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Corporation Law, as currently in existence or hereafter amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of directors shall be eliminated or limited to the full extent authorized by the Delaware Corporation Law, as so amended. Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE X

Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Chief Executive Officer of the Corporation or the Board of Directors or a Committee of the Board of Directors which has been duly designated by the Board of Directors and the powers and authority of which, as provided in a resolution of the Board of Directors or in the Bylaws of the Corporation, include the power to call special meetings of the stockholders. Such special meetings may not be called by any other person or persons.

ARTICLE XI

Notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, this Certificate of Incorporation or any designation of the Preferred Stock, the affirmative vote of at least a majority of the voting power of all of the then outstanding shares of the capital stock, voting together as a single class, shall be required to amend, alter or appeal any provision contained in this Certificate of Incorporation except that the affirmative vote of at least 66 2/3 percent of the voting power of all of the then outstanding capital stock of the Corporation, voting together as a single class, shall be required to amend, alter or repeal any provision of Article V of this Certificate of Incorporation.

ARTICLE XII

For so long as any Secured Convertible Promissory Notes issued pursuant to that certain Amended and Restated Loan and Security dated January 12, 2006, remain outstanding, the unanimous approval of all members of the Board of Directors then in office shall be necessary to effect a voluntary bankruptcy of the Corporation under federal statutes. This Article may only be amended by the unanimous approval of all members of the Board of Directors then in office.

ARTICLE XIII

The name and mailing address of the incorporator of the Corporation is:

Laura Murtagh

2685 Park Center Drive, Building A

Simi Valley, California 93065

EXHIBIT A

Series A and Series A-1 Preferred Stock

A. Series A Preferred Stock

1. Designation. A series of Preferred Stock to be known as “Series A Preferred Stock” is hereby designated and the authorized number of shares of Series A Preferred Stock shall be 2,000,000 shares, with the rights, preferences, privileges, and restrictions as set forth below.

2. Dividend Rights

(a) The holders of Series A Preferred Stock, in preference to the holders of any other series or class of stock of the Company (“Junior Stock”), shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of ten percent (10%) of the Original Issue Price (as defined below) per annum on each outstanding share of Series A Preferred Stock. The “Original Issue Price” of the Series A Preferred Stock shall be $0.85 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). Such dividends shall be due and payable in arrears on the date that the Series A Preferred Stock is converted or redeemed as provided herein, and shall be cumulative.

(b) So long as any shares of Series A Preferred Stock shall be outstanding, unless approved by the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Series A Preferred Stock, no dividend, whether in cash or property (other than Common Stock of the Company), shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company. All such approved dividends or distributions shall be distributed among all holders of Series A Preferred Stock and Junior Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of Series A Preferred Stock and any other convertible Junior Stock were converted into Common Stock at the then effective Series A Conversion Price (as defined in Section A(5)(c)), in the case of the Series A Preferred Stock, or the applicable conversion price of the Junior Stock, if any.

3. Voting Rights

(a) General Rights. Except as otherwise provided herein or as required by law, the Series A Preferred Stock shall be voted together with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Common Stock. In connection with any vote or written consent of the Series A Preferred Stock, each holder of shares of Series A Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Series A Preferred Stock are convertible (pursuant to Section A(5) hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

(b) Separate Vote of Series A Preferred Stock. For so long as at least 647,059 shares of Series A Preferred Stock (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series A Preferred Stock) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Series A Preferred Stock shall be necessary for effecting or validating the following actions:

(i) Any amendment, alteration, or repeal of any provision of this Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation) or the adoption of any agreement in each case that alters or changes the voting or other powers, preferences, or other special rights or privileges, or restrictions of the Series A Preferred Stock so as to affect them adversely;

(ii) Any increase or decrease in the authorized number of shares of Series A Preferred Stock;

(iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series A Preferred Stock in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

(iv) Any redemption, repurchase, payment of dividends or other distributions with respect to Junior Stock other than a redemption of Series B Preferred Stock in accordance with the terms thereof provided that the Company must give the holders of the Series A Preferred Stock the option to redeem their shares of Series A Preferred Stock for 1.5 times the Series A Liquidation Value per share when and if the Company exercises its option to redeem all or any portion of the Series B Preferred Stock. A holder of the Series A Preferred Stock must exercise this option to have his shares of Series A Preferred Stock redeemed by the Company within thirty (30) days after written notice from the Company of the availability of this option which will be deemed to occur as set forth in Section A(8) below;

(v) Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section A(4)(c) below);

(vi) Subject to Section A(2)(b), any action that results in the payment or declaration of a dividend on any shares of Common Stock or Junior Stock; or

(vii) Any voluntary dissolution or liquidation of the Company.

(c) Election of Board of Directors. For so long as at least 647,059 shares of Series A Preferred Stock (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series A Preferred Stock) remain outstanding, the Board of Directors shall be elected as follows:

(i) the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one member of the Company’s Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; and

(ii) the holders of Common Stock, voting as a separate class, shall be entitled to elect all remaining members of the Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

4. Liquidation Rights

(a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Company an amount per share of Series A Preferred Stock equal to the Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) plus all accrued and unpaid dividends on the Series A Preferred Stock for each share of Series A Preferred Stock held by them (the “Series A Liquidation Value”). Subject to Section A(5)(j), if, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Preferred Stock of the Series A Liquidation Value, then such assets shall be distributed among the holders of Series A Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) After the payment of the Series A Liquidation Value and any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and Series A Preferred Stock on an as-if-converted to Common Stock basis.

(c) The following events shall be considered a liquidation under this Section A(4):

(i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the outstanding shares of the Company are exchanged for securities or other consideration issued by or on behalf of the acquiring corporation or as a result of which the stockholders of the Company immediately prior to such transaction hold less than 50% of the equity securities of the surviving or resulting corporation, excluding any consolidation or merger effected exclusively to change the domicile of the Company and any consolidation or merger affected exclusively with an entity that has no meaningful business or operations for the purpose of creating a public market for the Company’s Common Stock (an “Acquisition”); or

(ii) a sale, lease or other disposition of all or substantially all of the assets of the Company (an “Asset Transfer”).

In any of such events, if the consideration received is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing of such Acquisition or Asset Transfer;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing of such Acquisition or Asset Transfer; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

5. Conversion Rights

The holders of the Series A Preferred Stock shall have the following rights with respect to the conversion of the Series A Preferred Stock into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section A(5), any shares of Series A Preferred Stock and the accrued, unpaid dividends thereon may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion of shares of Series A Preferred Stock shall be the product obtained by multiplying the “Series A Conversion Rate” then in effect (determined as provided in Section A(5)(b) below) by the number of shares of Series A Preferred Stock being converted. The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion of accrued, unpaid dividends shall be the quotient obtained by dividing the amount of dividends being converted by the Series A Conversion Price.

(b) Series A Conversion Rate. The conversion rate in effect at any time for conversion of the Series A Preferred Stock (the “Series A Conversion Rate”) shall be the quotient obtained by dividing $1.0625 by the “Series A Conversion Price,” calculated as provided in Section A(5)(c) below.

(c) Series A Conversion Price. The conversion price for the Series A Preferred Stock shall initially be $1.0625 (the “Series A Conversion Price”). Such initial Series A Conversion Price shall be adjusted from time to time in accordance with this Section A(5). All references to the Series A Conversion Price herein shall mean the Series A Conversion Price as so adjusted.

(d) Mechanics of Conversion. Each holder of Series A Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section A(5) shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred Stock being converted and whether the Holder elects to receive accrued, unpaid dividends on the converted shares in cash or in shares of Common Stock. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or Common Stock, as elected by the Holder, any accrued unpaid dividends on the shares of Series A Preferred Stock being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series A Preferred Stock. If the Holder elects to receive cash in payment for accrued, unpaid dividends and the Company does not have sufficient funds legally available therefor, any such dividends for which there are insufficient funds shall be paid in shares of Common Stock in accordance with Section A(5)(a). Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after May 10, 2006 (the “Original Adjustment Date”) effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A Preferred Stock, the Series A Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Adjustment Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A Preferred Stock, the Series A Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section A(5)(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If the Company at any time or from time to time after the Original Adjustment Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this Section A(5)(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustments for Other Dividends and Distributions. If the Company at any time or from time to time after the Original Adjustment Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section A(5) with respect to the rights of the holders of the Series A Preferred Stock or with respect to such other securities by their terms.

(h) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Adjustment Date, the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section A(4)(c) or an event which results in an adjustment in the Series A Conversion Price pursuant to Sections A(5)(e), (f) or (g)), in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(i) Sale of Shares Below Series A Conversion Price.

(i) If at any time or from time to time after the Original Adjustment Date, the Company issues or sells, or is deemed by the provisions of Section A(5)(i)(iii) to have issued or sold, Additional Shares of Common Stock (as defined in subsection (i)(iv) below), other than as a dividend or other distribution on any class of stock as provided in Section A(5)(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section A(5)(e) above, for an Effective Price (as defined below) less than the then effective Series A Conversion Price, then and in each such case the then existing Series A Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price equal to the Effective Price of such Additional Shares of Common Stock. The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed by the provisions of Section A(5)(i)(iii) to be issued or sold, into the aggregate consideration received (computed in accordance with subsection (i)(ii)) by the Company for such Additional Shares of Common Stock.

(ii) For the purpose of making any adjustment required under this Section A(5)(i), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection (i)(iii)) or Options (as defined in subsection (i)(iii)) are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or Options.

(iii) “Deemed Issue of Additional Shares of Common Stock.” In the event the Company at any time or from time to time after the Original Adjustment Date shall issue any securities convertible into or exchangeable for Common Stock, either directly or indirectly (“Convertible Securities”) or rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (“Options”) or shall fix a record date for the determination of any holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1) no further adjustment in the Series A Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price computed upon the original issue thereof or upon the occurrence of a record date with respect thereto, and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease;

(3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A Conversion Price computed upon the original issue thereof or upon the occurrence of a record date with respect thereto, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

i) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of

Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities, whether or not converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange; and

ii) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Company for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(4) no readjustment pursuant to this subsection (iii) shall have the effect of increasing the Series A Conversion Price to an amount which exceeds the Series A Conversion Price existing immediately prior to the original adjustment with respect to the issuance of such Options or Convertible Securities, as adjusted for any Additional Shares of Common Stock issued (or, pursuant to this Section A(5)(i)(iii), deemed to be issued) between such original adjustment date and such readjustment date;

(5) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Series A Conversion Price shall be made until the expiration or exercise of all such Options; and

(6) in the case of any Option or Convertible Security with respect to which the maximum number of shares of Common Stock issuable upon exercise or conversion or exchange thereof is not determinable, no adjustment to the Series A Conversion Price shall be made until such number becomes determinable.

(iv) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to Section A(5)(i)(iii), whether or not subsequently reacquired or retired by the Company, other than (A) shares of Series A Preferred Stock or Series A-1 Preferred Stock; (B) shares of Common Stock issued upon conversion of the Series A Preferred Stock or Series A-1 Preferred Stock; (C) warrants (and the shares of Common Stock issued upon exercise thereof) issued pursuant to the terms of that certain Advisory Agreement dated November 24, 2003, as amended by and between the Company and Glenhaven Corporation; (D) shares of Common Stock and warrants (and the shares of Common Stock issued upon exercise thereof) issued pursuant to the Amended and Restated Loan and Security Agreement between the Company and the Lenders named therein dated as of January 12, 2006; (E) shares of Common Stock and warrants (and the shares of Common Stock issued upon exercise thereof) issued solely for the financing of a bona fide business acquisition by the Company of another entity, whether by way of merger or the acquisition of all or substantially all of the assets or capital stock of such other entity, before the Company’s Common Stock is listed and trading on the OTC Bulletin Board, the Nasdaq Stock Market or a national securities exchange, which is approved by the Board of Directors; (F) warrants (and the shares of Common Stock issued upon exercise thereof) issued pursuant to the terms of that certain legal services agreement dated January 6, 2004, by and between the Company and David Lefkowitz; and (G) any other shares of Common Stock issued by the Company or deemed to be issued pursuant to Section A(5)(i)(iii) which the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Series A Preferred Stock by vote or written consent deem not to be Additional Shares of Common Stock.

(j) Conversion upon Non-Payment of Liquidation Value. If, in connection with any voluntary dissolution, liquidation, or winding up of the Company, the Board of Directors determines in good faith that the assets of the Company will be insufficient to make payment in full to all holders of Series A Preferred Stock of the Series A Liquidation Value, then the Series A Preferred Stock shall immediately become convertible into an aggregate number of shares of Common Stock that will equal, on a post-conversion basis, 90% of the outstanding shares of Common Stock (the “90% Stock”) and each share of Series A Preferred Stock shall be convertible, at the option of the holder, into its pro rata share of the 90% Stock. The Company shall give the holders of Series A Preferred Stock prompt notice of the determination of its Board of Directors, including its good faith estimate of the amount of the Series A Liquidation value that could be paid. In such event, the Company shall make no distribution of its assets until it has obtained the approval of the holders of a majority of the outstanding shares of Common Stock to proceed with the proposed liquidation and dissolution of the Company. The record date for the determination of the persons entitled to vote thereon shall be not less than thirty days after the later of (y) the date of the Company’s notice required above or (z) the date the Company has sufficient authorized shares of Common Stock to permit the full conversion of the Series A Preferred Stock into the 90% Stock. If the stockholders vote not to proceed with the dissolution, the Company shall promptly file with the Secretary of State of the State of Delaware a revocation of election to wind up and dissolve pursuant to Section 275 of the Delaware General Corporation Law.

(k) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series A Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred Stock, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred Stock at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series A Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred Stock.

(l) Notices of Record Date. If the Company shall propose at any time:

(i) to declare any dividend or distribution upon its Common Stock other than a distribution payable solely in Common Stock;

(ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(iii) to effect any reclassification or recapitalization of its Common Stock; or

(iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Company shall send to the holders of Series A Preferred Stock:

(1) at least 20 days’ prior written notice of the date on which a record shall be take for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

(2) in the case of matters referred to in (iii) and (iv) above, at least 20 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

(m) Automatic Conversion.

(i) Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Series A Conversion Price, immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least equal to the greater of $2.125 or 125% of the Series A Conversion Price and (ii) the net cash proceeds to the Company (after underwriting discounts, commissions and fees) are at least Ten Million Dollars ($10,000,000). Upon such automatic conversion, any accrued and unpaid dividends shall be paid in accordance with the provisions of Section A(5)(d) above.

(ii) Upon the occurrence of the event specified in Section A(5)(m)(i) above, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series A Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any accrued, unpaid dividends shall be paid in accordance with the provisions of Section A(5)(d).

(n) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board of Directors) on the date of conversion.

(o) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(p) No Dilution or Impairment. Without the consent of the holders of then outstanding Series A Preferred Stock as required under Section A(3)(b), the Company shall not amend this Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against dilution or other impairment.

6. Redemption

(a) Mandatory Redemption. The Company shall redeem all of the outstanding Series A Preferred Stock in accordance with Section A(6)(b) on November 24, 2009 (including any other date(s) on which Series A Preferred Stock is redeemed hereunder, each a “Redemption Date”) from any funds legally available for such purpose.

(b) Redemption Payment. The Company shall effect any redemption hereunder on the Redemption Date by paying in cash in exchange for each share of Series A Preferred Stock to be redeemed a sum equal to the Series A Liquidation Value of such share of Series A Preferred Stock as of such Redemption Date and, in the case of an optional redemption pursuant to Section A(6)(d), by issuing and delivering to each holder of Series A Preferred Stock a certificate or certificates for the number of shares of Series A-1 Preferred Stock to which such holder is entitled. If the funds of the Company legally available for the mandatory redemption of Series A Preferred Stock on the Redemption Date pursuant to Section A(6)(a) are insufficient to redeem the total number of shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of shares of Series A Preferred Stock on a pro rata basis. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences provided herein, including Conversion Rights and the continued accrual of dividends. At any time thereafter when additional funds of the Company are legally available for the redemption of Series A Preferred Stock, such funds shall immediately be used to redeem, on a pro rata basis, the balance of the shares which the Company has become obligated to redeem on the Redemption Date but which it has not redeemed at the Series A Liquidation Value as of such Redemption Date.

(c) Notice of Redemption. The Company shall mail written notice of the redemption of Series A Preferred Stock to each record holder thereof not more than sixty (60), nor less than thirty (30), days prior to each Redemption Date setting forth (i) the Series A Liquidation Value per share for the shares to be redeemed, (ii) the number of shares of Series A Preferred Stock to be redeemed from such holder, and (iii) the place at which such holder may obtain payment of the redemption price upon surrender of its share certificates. The holders of Series A Preferred Stock to be redeemed shall in any event have the right to convert their shares into Common Stock at any time prior to the close of business on any Redemption Date. In case fewer than the total number of shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares shall be issued to the holder thereof without cost to such holder within five (5) business days after surrender of the certificate representing the redeemed shares.

(d) Optional Redemption. The Company may at any time redeem not less than all of the outstanding Series A Preferred Stock from any funds legally available for such purpose by paying in cash the Series A Liquidation Value in full and by issuing one share of Series A-1 Preferred Stock for each share of Series A Preferred Stock redeemed.

7. No Reissuance of Series A Preferred Stock

No share or shares of Series A Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

B.	Series A-1 Preferred Stock

1. Designation. A series of Preferred Stock to be known as “Series A-1 Preferred Stock” is hereby designated and the authorized number of shares of Series A-1 Preferred Stock shall be 2,000,000 shares, with the rights, preferences, privileges, and restrictions as set forth below.

2. Dividend Rights. Subject to the preferential rights of any other class or series of stock, all dividends declared shall be distributed among all holders of Series A-1 Preferred Stock and Common Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of Series A-1 Preferred Stock were converted into Common Stock at the then effective Series A-1 Conversion Price (as defined in Section B(5)(c)).

3. Voting Rights. Except as otherwise provided herein or as required by law, the Series A-1 Preferred Stock shall be voted together with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Common Stock. In connection with any vote or written consent of the Series A-1 Preferred Stock, each holder of shares of Series A-1 Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Series A-1 Preferred Stock are convertible (pursuant to Section B(5) hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

4. Liquidation Rights

(a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A-1 Preferred Stock shall be entitled to be paid out of the assets of the Company the amount of $0.0425 per share of Series A-1 Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) plus all accrued or declared but unpaid dividends on the Series A-1 Preferred Stock for each share of Series A-1 Preferred Stock held by them (the “Series A-1 Liquidation Value”). If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series A-1 Preferred Stock of the Series A-1 Liquidation Value, then such assets shall be distributed among the holders of Series A-1 Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) After the payment of the Series A-1 Liquidation Value and any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and Series A-1 Preferred Stock on an as-if-converted to Common Stock basis.

(c) The following events shall be considered a liquidation under this Section B(4):

(i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the outstanding shares of the Company are exchanged for securities or other consideration issued by or on behalf of the acquiring corporation or as a result of which the stockholders of the Company immediately prior to such transaction hold less than 50% of the equity securities of the surviving or resulting corporation, excluding any consolidation or merger effected exclusively to change the domicile of the Company and any consolidation or merger affected exclusively with an entity that has no meaningful business or operations for the purpose of creating a public market for the Company’s Common Stock (an “Acquisition”); or

(ii) a sale, lease or other disposition of all or substantially all of the assets of the Company (an “Asset Transfer”).

In any of such events, if the consideration received is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing of such Acquisition or Asset Transfer;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing of such Acquisition or Asset Transfer; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

5. Conversion Rights

The holders of the Series A-1 Preferred Stock shall have the following rights with respect to the conversion of the Series A-1 Preferred Stock into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section B(5), any shares of Series A-1 Preferred Stock and any accrued or declared but unpaid dividends thereon may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A-1 Preferred Stock shall be entitled upon conversion of shares of Series A-1 Preferred Stock shall be the product obtained by multiplying the “Series A-1 Conversion Rate” then in effect (determined as provided in Section B(5)(b) below) by the number of shares of Series A-1 Preferred Stock being converted. The number of shares of Common Stock to which a holder of Series A-1 Preferred Stock shall be entitled upon conversion of accrued or declared but unpaid dividends shall be the quotient obtained by dividing the amount of dividends being converted by the Series A-1 Conversion Price.

(b) Series A-1 Conversion Rate. The conversion rate in effect at any time for conversion of the Series A-1 Preferred Stock (the “Series A-1 Conversion Rate”) shall be the quotient obtained by dividing $1.0625 by the “Series A-1 Conversion Price,” calculated as provided in Section B(5)(c) below.

(c) Series A-1 Conversion Price. The conversion price for the Series A-1 Preferred Stock shall initially be $1.0625 (the “Series A-1 Conversion Price”). Such initial Series A-1 Conversion Price shall be adjusted from time to time in accordance with this Section B(5). All references to the Series A-1 Conversion Price herein shall mean the Series A-1 Conversion Price as so adjusted.

(d) Mechanics of Conversion. Each holder of Series A-1 Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section B(5) shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A-1 Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A-1 Preferred Stock being converted and whether the Holder elects to receive accrued, unpaid dividends on the converted shares in cash or in shares of Common Stock. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or Common Stock, as elected by the Holder, any accrued or declared but unpaid dividends on the shares of Series A-1 Preferred Stock being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series A-1 Preferred Stock. If the Holder elects to receive cash in payment for accrued, unpaid dividends and the Company does not have sufficient funds legally available therefor, any such dividends for which there are insufficient funds shall be paid in shares of Common Stock in accordance with Section B(5)(a). Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A-1 Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Original Adjustment Date effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A-1 Preferred Stock, the Series A-1 Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Adjustment Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A-1 Preferred Stock, the Series A-1 Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section B(5)(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If the Company at any time or from time to time after the Original Adjustment Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A-1 Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A-1 Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A-1 Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A-1 Conversion Price shall be adjusted pursuant to this Section B(5)(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustments for Other Dividends and Distributions. If the Company at any time or from time to time after the Original Adjustment Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series A-1 Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Series A-1 Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section B(5) with respect to the rights of the holders of the Series A-1 Preferred Stock or with respect to such other securities by their terms.

(h) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Adjustment Date, the Common Stock issuable upon the conversion of the Series A-1 Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section B(4)(c) or an event which results in an adjustment in the Series A-1 Conversion Price pursuant to Sections B(5)(e), (f) or (g)), in any such event each holder of Series A-1 Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A-1 Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(i) Sale of Shares Below Series A-1 Conversion Price.

(i) If at any time or from time to time after the Original Adjustment Date, the Company issues or sells, or is deemed by the provisions of Section B(5)(i)(iii) to have issued or sold, Additional Shares of Common Stock (as defined in subsection (i)(iv) below), other than as a dividend or other distribution on any class of stock as provided in Section B(5)(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section B(5)(e) above, for an Effective Price (as defined below) less than the then effective Series A-1 Conversion Price, then and in each such case the then existing Series A-1 Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price equal to the Effective Price of such Additional Shares of Common Stock. The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed by the provisions of Section B(5)(i)(iii) to be issued or sold, into the aggregate consideration received (computed in accordance with subsection (i)(ii)) by the Company for such Additional Shares of Common Stock.

(ii) For the purpose of making any adjustment required under this Section B(5)(i), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection (i)(iii)) or Options (as defined in subsection (i)(iii)) are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or Options.

(iii) “Deemed Issue of Additional Shares of Common Stock.” In the event the Company at any time or from time to time after the Original Adjustment Date shall issue any securities convertible into or exchangeable for Common Stock, either directly or indirectly (“Convertible Securities”) or rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (“Options”) or shall fix a record date for the determination of any holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1) no further adjustment in the Series A-1 Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A-1 Conversion Price computed upon the original issue thereof or upon the occurrence of a record date with respect thereto, and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease;

(3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A-1 Conversion Price computed upon the original issue thereof or upon the occurrence of a record date with respect thereto, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

i) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities, whether or not converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange; and

ii) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Company for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(4) no readjustment pursuant to this subsection (iii) shall have the effect of increasing the Series A-1 Conversion Price to an amount which exceeds the Series A-1 Conversion Price existing immediately prior to the original adjustment with respect to the issuance of such Options or Convertible Securities, as adjusted for any Additional Shares of Common Stock issued (or, pursuant to this Section B(5)(i)(iii), deemed to be issued) between such original adjustment date and such readjustment date;

(5) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Series A-

1 Conversion Price shall be made until the expiration or exercise of all such Options; and

(6) in the case of any Option or Convertible Security with respect to which the maximum number of shares of Common Stock issuable upon exercise or conversion or exchange thereof is not determinable, no adjustment to the Series A-1 Conversion Price shall be made until such number becomes determinable.

(iv) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to Section A(5)(i)(iii), whether or not subsequently reacquired or retired by the Company, other than (A) shares of Series A Preferred Stock or Series A-1 Preferred Stock; (B) shares of Common Stock issued upon conversion of the Series A Preferred Stock or Series A-1 Preferred Stock; (C) warrants (and the shares of Common Stock issued upon exercise thereof) issued pursuant to the terms of that certain Advisory Agreement dated November 24, 2003, as amended by and between the Company and Glenhaven Corporation; (D) shares of Common Stock and warrants (and the shares of Common Stock issued upon exercise thereof) issued pursuant to the Amended and Restated Loan and Security Agreement between the Company and the Lenders named therein dated as of January 12, 2006; (E) shares of Common Stock and warrants (and the shares of Common Stock issued upon exercise thereof) issued solely for the financing of a bona fide business acquisition by the Company of another entity, whether by way of merger or the acquisition of all or substantially all of the assets or capital stock of such other entity, before the Company’s Common Stock is listed and trading on the OTC Bulletin Board, the Nasdaq Stock Market or a national securities exchange, which is approved by the Board of Directors; (F) warrants (and the shares of Common Stock issued upon exercise thereof) issued pursuant to the terms of that certain legal services agreement dated January 6, 2004, by and between the Company and David Lefkowitz; and (G) any other shares of Common Stock issued by the Company or deemed to be issued pursuant to Section A(5)(i)(iii) which the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Series A Preferred Stock by vote or written consent deem not to be Additional Shares of Common Stock.

(j) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series A-1 Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Series A-1 Preferred Stock, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A-1 Preferred Stock at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series A-1 Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A-1 Preferred Stock.

(k) Notices of Record Date. If the Company shall propose at any time:

(i) to declare any dividend or distribution upon its Common Stock other than a distribution payable solely in Common Stock;

(ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(iii) to effect any reclassification or recapitalization of its Common Stock; or

(iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Company shall send to the holders of Series A-1 Preferred Stock:

(1) at least 20 days’ prior written notice of the date on which a record shall be take for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

(2) in the case of matters referred to in (iii) and (iv) above, at least 20 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

(l) Automatic Conversion.

(i) Each share of Series A-1 Preferred Stock shall automatically be converted into shares of Common Stock, based on the then effective Series A-1 Conversion Price, on the first to occur of (y) November 24, 2009, or (z) the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least equal to the greater of $2.125 or 125% of the Series A-1 Conversion Price and (ii) the net cash proceeds to the Company (after underwriting discounts, commissions and fees) are at least Ten Million Dollars ($10,000,000). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section B(5)(d) above.

(ii) Upon the occurrence of either of the events specified in Section B(5)(l)(i) above, the outstanding shares of Series A-1 Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A-1 Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A-1 Preferred Stock, the holders of

Series A-1 Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series A-1 Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A-1 Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared or accrued, unpaid dividends shall be paid in accordance with the provisions of Section B(5)(d).

(m) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A-1 Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A-1 Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board of Directors) on the date of conversion.

(n) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A-1 Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A-1 Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A-1 Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(o) No Dilution or Impairment. Without the consent of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding Series A-1 Preferred Stock, the Company shall not amend this Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A-1 Preferred Stock against dilution or other impairment.

6. No Reissuance of Series A-1 Preferred Stock. No share or shares of Series A-1 Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

7. Notices. Any notice required to be given hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices to holders of Series A-1 Preferred Stock shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

EXHIBIT B

Series B Preferred Stock

1. Designation. A series of Preferred Stock to be known as “Series B Preferred Stock” is hereby designated and the authorized number of shares of Series B Preferred Stock shall be 500,000 shares, with the rights, preferences, privileges, and restrictions as set forth below.

2. Dividends. The holders of the Series B Preferred Stock will participate with the Common Stock on an as-converted basis with respect to any dividends which may be declared by the Board of Directors.

3. Voting Rights. On all matters submitted to a vote of the stockholders of the Company, the holders of the Series B Preferred Stock will vote on an as-converted basis with the Common Stock, except as provided by law, subject to a voting rights agreement that provides for a majority of Series B holders to vote all Series B holders’ shares.

4. Optional Redemption. The Company may redeem all or any portion of the Series B Preferred Stock at any time, to the extent that the Series B Preferred Stock has not otherwise been redeemed or converted, by (a) paying cash equal to the Series B Liquidation Preference plus one share of Common Stock for each share of Series B Preferred Stock redeemed or (b) by paying cash equal to 1.5 times the Liquidation Preference for each share of Series B Preferred Stock redeemed. If a partial redemption is made, it will be made among all of the holders of the Series B Preferred Stock on a pro rata basis in proportion to each holder’s relative percentage ownership of the total outstanding shares of Series B Preferred Stock.

In order to exercise its right to require a redemption, the Company will give a written notice to the holders of the Series B Preferred Stock of the Company’s election to cause a redemption. The notice will designate the percentage of outstanding Series B Preferred Stock to be converted, the date on which the redemption is to be effective and the form of redemption payment to be made for each share of Series B Preferred Stock. If less than all of the Series B Preferred Stock evidenced by a certificate is redeemed, then upon the surrender of said certificate, a new certificate of Series B Preferred Stock for the remaining shares of said Series B Preferred Stock will be issued by the Company. The Company will pay the redemption price to the holder of the Series B Preferred Stock of the Company within 45 days after written notice of the exercise of the Company’s optional redemption right. In the case of a proposed redemption of the Series B Preferred Stock, a holder of the Series B Preferred Stock may exercise his conversion right provided for in Section 5 hereof within 30 days after written notice of the exercise of the Company’s optional redemption right which will be deemed to occur upon the mailing, sending or otherwise delivering of the written notice to the holder of the Series B Preferred Stock.

5. Conversion. Each holder of Series B Preferred Stock may, at his sole option at any time after the Series B Preferred Stock is issued and, if applicable, until it is redeemed by the Company, convert any or all of his shares of Series B Preferred Stock into shares of Common Stock at a conversion rate of one share of Common Stock for each share of Series B Preferred Stock converted. Unpaid declared dividends are not payable by the Company upon a voluntary conversion of the Series B Preferred Stock by the holder of the shares. Each outstanding share of

Series B Preferred Stock will automatically convert into one share of Common Stock (a) in the event a registration statement for the initial public offering of the Company’s Common Stock becomes effective with the Securities and Exchange Commission or (b) on the closing date of (i) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the outstanding shares of the Company are exchanged for securities or other consideration issued by or on behalf of the acquiring entity or as a result of which the stockholders of the Company immediately prior to such transaction hold less than 50% of the equity securities of the surviving or resulting entity, excluding any consolidation or merger effected exclusively to change the domicile of the Company (“Conversion Acquisition”) or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company (“Conversion Asset Transfer”), if pursuant to such Conversion Acquisition or Conversion Asset Transfer, as the case may be, the Series B Preferred Stockholders would receive cash, cash equivalents, or marketable securities in an amount equal to or greater than the Liquidation Preference calculated as if the Series B Preferred Stock had been converted into shares of Common Stock on such closing date (“Conversion Event”). Unpaid declared dividends are payable by the Company upon an involuntary conversion of the Series B Preferred Stock. The Company will not have any other right to require a conversion of any of the shares of Series B Preferred Stock.

In order to exercise the conversion privilege, a holder shall give written notice to the Company stating that such holder elects to convert one or more shares of Series B Preferred Stock and the number of such shares to be converted. The notice must be accompanied by the certificate evidencing the shares of Series B Preferred Stock being converted. If less than all shares evidenced by such certificate are converted, a new certificate for such remaining shares of Series B Preferred Stock will be issued by the Company. Shares of Series B Preferred Stock so converted will be deemed to have been converted immediately prior to the close of business on the date of receipt of such notice, even if the Company’s stock transfer books are at that time closed, and such holder will be treated for all purposes as the record owner of the shares deliverable upon such conversion as of the close of business on such date. The Company will issue certificates for the Common Stock into which the Series B Preferred Stock is converted or as soon as practicable after the effective date of the conversion. If less than all of the Series B Preferred Stock evidenced by a certificate is converted, then upon the surrender of said certificate, a new certificate of said Series B Preferred Stock for the remaining shares of Series B Preferred Stock will be issued by the Company.

The issue of Common Stock certificates on conversion shall be made without charge to the holder for any tax in respect of the issue thereof, except taxes, if any, on the income of the holder. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in any name other than that of the holder.

6. Adjustment of Shares and Price. The number of shares of Common Stock into which the Series B Preferred Stock is convertible pursuant to Paragraph 5 herein, the number of shares subject to redemption pursuant to Paragraph 4 herein, and the redemption prices set forth in Paragraph 4 herein, are subject to proportionate adjustment from time to time in the event (i) the Company subdivides or combines its outstanding Common Stock into a greater or smaller number of shares, including stock splits and stock dividends payable in stock, rights or convertible securities; or (ii) of a reorganization or reclassification of the Company’s Common Stock, the consolidation or merger of the Company with or into another company, the sale, conveyance or other transfer of substantially all of the Company’s assets to another corporation or other similar event, whereby securities or other assets are issuable or distributable to the holders of the outstanding Common Stock of the Company upon the occurrence of any such event; or (iii) of the issuance by the Company to the holders of its Common Stock of securities convertible into, or exchangeable for, such shares of Common Stock.

7. Liquidation Preference.

(a) In the event of any liquidation (except for a Conversion Event), dissolution or winding up of the Company, the holders of Series B Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, a preference (the “Series B Liquidation Preference”), whether from capital surplus or earnings, after the payment of any distributions that may be required with respect to the Series A Preferred Stock, Series A-1 Preferred Stock, and any other series of Preferred Stock that may from time to time come into existence, but before any payment or declaration and setting apart for payment of any amount is made with respect to the Common Stock of the Company. The amount of the Series B Liquidation Preference shall be $4.25 per share plus all unpaid declared dividends up to and including the date that full payment is tendered to said holders of Series B Preferred Stock with respect to such liquidation (except for a Conversion Event), dissolution or winding up, and no more. If the assets of the Company available for distribution to its stockholders are insufficient to pay the full Series B Liquidation Preference to holders of the Series B Preferred Stock, such holders of said Preferred Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable with respect to the shares held by them upon distribution if all amounts payable with respect to said shares were paid in full.

(b) After the payment of the Liquidation Preference and any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock, the Series A Preferred Stock, Series A-1 Preferred Stock, any other series of Preferred Stock that may from time to time come into existence, and Series B Preferred Stock on an as-if-converted to Common Stock basis.

(c) The following events shall be considered a liquidation under this Section 7:

(i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the outstanding shares of the Company are exchanged for securities or other consideration issued by or on behalf of the acquiring corporation or as a result of which the stockholders of the Company immediately prior to such transaction hold less than 50% of the equity securities of the surviving or resulting corporation, excluding any consolidation or merger effected exclusively to change the domicile of the Company and any consolidation or merger affected exclusively with an entity that has no meaningful business or operations for the purpose of creating a public market for the Company’s Common Stock (an “Acquisition”); or

(ii) a sale, lease or other disposition of all or substantially all of the assets of the Company (an “Asset Transfer”).

In any of such events, if the consideration received is other than cash, its value will be deemed to be its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing of such Acquisition or Asset Transfer;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing of such Acquisition or Asset Transfer; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

B-4